Exhibit 10.1

License Amendment

L-226-1996/1

WHEREAS, the National Institutes of Health (“NIH”), on behalf of the Public Health Service (“PHS”) and the Department of Health and Human Services (“DHHS”), and NeoPharm, Inc. (“Licensee”) entered into license agreement (L-226-1996/0; the “Agreement”) effective September 23, 1997 under which HHS Ref. E-266-1994/0 corresponding to U.S. Patent 5,614,191; U.S. Patent 5,919,456; U.S. Patent 6,518,061; U.S. Patent Application 10/318,608, European Patent Application 96909693.2, Australian Patent 714,541, Canadian Patent Application 2215122, and Japanese Patent Application 8-528499 entitled “IL-13 Receptor Specific Chimeric Proteins And Uses Thereof,” were exclusively licensed and U.S. Patent 4,892,827 entitled “Recombinant Pseudomonas Exotoxins: Construction Of An Active Immunotoxin With Low Side Effects,” was licensed non-exclusively as background rights.

WHEREAS, PHS and Licensee have agreed to mutually beneficial terms for the licensing of IL-13PE38QQR compounds and compositions and additionally to a convection enhanced delivery method of administering the same.

WHEREAS, Licensee has agreed to modify the Agreement to remove the royalty stacking provision and adjust the earned royalty rates in consideration for a payment of additional earned royalties on convection enhanced drug delivery methods set forth in nonexclusive license L-024-2006/0, which is executed concurrently herewith.

NOW THEREFORE, in consideration of the foregoing, PHS and Licensee hereby agree to amend the license Agreement as follows:

Paragraph 3 in Appendix C—Royalties is deleted and replaced with the following:

3. Licensee agrees to pay PHS an earned royalty of Three and One Half Percent (3.5%) on Net Sales.

Paragraph 14.02 is deleted and replaced with the following:

14.02       This Agreement constitutes the entire agreement between the Parties relating to the subject matter of the Licensed Patent Rights, and all prior negotiations, representations, agreements, and understandings are merged into, extinguished by, and completely expressed by this Agreement except for nonexclusive license L-024-2006/0.

In all other respects, the Agreement effective September 23, 1997 remains in full force and effect.

The effective date of this License Amendment shall be the date when the last party hereto signs.

SIGNATURES BEGIN ON NEXT PAGE

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this License Amendment in duplicate originals by their respective duly authorized officers hereunto, on the day and year hereinafter written. Any communication or notice to be given shall be forwarded to the respective addresses listed below.

For PHS:

/s/ Steven M. Ferguson	3/28/06
Steven M. Ferguson, M.B.A.	Date
Director, Division of Technology Development and Transfer
Office of Technology Transfer
National Institutes of Health

Mailing Address for Notices:

Office of Technology Transfer

National Institutes of Health

6011 Executive Boulevard, Suite 325

Rockville, Maryland 20852-3804 U.S.A.

For Licensee (Upon information and belief, the undersigned expressly certifies or affirms that the contents of any statements of the Licensee made or referred to in this License Amendment are truthful and accurate.)

by:

/s/ Guillermo A. Herrera	5/30/06
NeoPharm, Inc.	Date
150 Field Drive
Suite 195
Lake Forest, IL 60045

Official and Mailing Address for Notices:

NeoPharm, Inc.

150 Field Drive

Suite 195

Lake Forest, IL 60045

Any false or misleading statements made, presented, or submitted to the Government, including any relevant omissions, under this License Amendment and during the course of negotiation of this License Amendment are subject to all applicable civil and criminal statutes including Federal statutes 31 U.S.C. §§ 3801-3812 (civil liability) and 18 U.S.C. § 1001 (criminal liability including fine(s) and/or imprisonment).